UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2007
Biogen Idec Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-19311 (Commission file number)	33-0112644 (IRS Employer Identification No.)

14 Cambridge Center, Cambridge, Massachusetts (Address of principal executive offices)	02142 (Zip Code)
Registrant’s telephone number, including area code (617) 679-2000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
          On August 7, 2007, the Board of Directors of Biogen Idec Inc. (the “Company”) appointed Paul J. Clancy as its Executive Vice President and Chief Financial Officer, effective August 13, 2007. Mr. Clancy will serve until his successor is named. As the Company previously disclosed, Peter N. Kellogg has resigned as Chief Financial Officer, effective August 13, 2007.
          Mr. Clancy, age 45, joined Biogen, Inc. in 2001. Since that time, he has held a number of senior executive positions at Biogen Inc. and the Company, including Vice President of Business Planning, Vice President Portfolio Management and Vice President US Marketing. Most recently, Mr. Clancy has served as Senior Vice President of Finance. From 1987 to 2000, he served in a variety of senior financial and general management positions at PepsiCo and Pepsi Bottling Group. Mr. Clancy holds a Bachelor of Science degree in Finance from Babson College and a Master of Business Administration degree from Columbia Business School.
          Under the terms of an offer letter that Mr. Clancy entered into upon his promotion, his base salary will be $450,000 and he is eligible to participate in the Company’s annual bonus plan with a target bonus of 50% of his annualized base salary. The offer letter also provides that Mr. Clancy will receive 8,000 restricted stock units and an option to purchase 20,000 shares of the Company’s common stock, each award to be made on the first trading day of the month following his promotion. The restricted stock units will vest and convert into shares of the Company’s common stock at a rate of 1/3 per year for three years, beginning on the first anniversary of the grant. The exercise price of the option will be equal to the closing price of the Company’s stock as reported on the Nasdaq Global Market on the grant date, and the option will vest equally over four years at a rate of 25% per year, beginning on the first anniversary of the grant date.
                    Under the executive severance plan for executive vice presidents, Mr. Clancy will be entitled to receive:
•	in the event of a termination other than for cause, retirement, death or disability, a lump sum severance payment equal to a minimum of nine months of his then annual base salary and target annual bonus, with an additional two and one-half months for each full year of service, to a maximum benefit of 21 months;

•	if, following a corporate transaction or a corporate change in control, Mr. Clancy experiences an Involuntary Employment Action, which is a termination by Biogen Idec or the surviving corporation other than for cause or a termination by him for specified reasons, a lump sum severance payment equal to 24 months of his then annual base salary and target annual cash incentive.
          Mr. Clancy is also entitled to continuation of group medical and dental insurance if severance is payable under the severance plan for executive vice presidents. In addition, if a payment to Mr. Clancy is subject to excise tax under the Internal Revenue Code, the executive severance arrangements provide that the Company will pay Mr. Clancy an additional amount such that the amount retained by him will be equal to the net amount of payments which would have been received by him absent application of the excise tax.

Item 7.01	Regulation FD Disclosure
          A copy of the press release announcing Mr. Clancy’s appointment is attached hereto as Exhibit 99.1. The press release is being furnished with this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that Section, nor shall such document be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.
          (d) Exhibits

99.1	Registrant’s press release dated August 9, 2007.
SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biogen Idec Inc.
By:	/s/ Susan Alexander
Susan Alexander
Executive Vice President, General Counsel and Secretary

Date: August 13, 2007

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Registrant’s press release dated August 9, 2007.